Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Joyce Arpin
	(347) 489-6602	(702) 880-4707
Caesars Entertainment Reports Strong Financial Results for the Third Quarter of 2017
LAS VEGAS, November 1, 2017 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC”) today reported third quarter of 2017 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis. As of October 6, 2017, Caesars Entertainment Operating Company (now known as CEOC, LLC “CEOC”) emerged from Bankruptcy and CEC completed the merger of Caesars Acquisition Company (“CAC”). Accordingly, certain additional non-GAAP financial measures have been added to highlight the pro-forma results of the company including CEOC and CAC. Due to the timing of CEOC’s emergence and the completion of the merger of CAC, CEC results do not include CEOC. “Enterprise-wide” results below include CEOC as if its results were consolidated during the third quarter. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.
Third Quarter of 2017
CEC Operating Income Margins Expand

•
Net revenue for CEC was flat at $1.0 billion. On a same-store basis, which excludes the recently deconsolidated Horseshoe Baltimore from both years, net revenue was up 3.8% to $939 million, driven by strong gaming volume, hotel performance, and incremental revenues from operational initiatives.

•	Net loss for CEC, before adjusting for noncontrolling interest, was $460 million, driven by an adjustment of $472 million to the restructuring of CEOC.

•
Income from operations for CEC improved $130 million year-over-year to $86 million, representing an operating margin of 8.7%, due to accelerated stock based compensation of $145 million associated with the sale of the CIE social and mobile games business in the third quarter of 2016.

•
Adjusted EBITDA for CEC improved $34 million, 12.6% year-over-year to $303 million, driving margins up 345 basis points to 30.7%. On a same-store basis, adjusted EBITDA improved $44 million, 17.7%, lifting margins 369 basis points to 31.2%.

•	Repriced and refinanced debt through Q3 2017 that will reduce total annual interest expense by $270 million.
Enterprise Wide Adjusted EBITDA Margins Expand

•
Net revenue for the enterprise grew 0.9% to $2.13 billion. On a same-store basis, net revenue for the enterprise grew 2.6% to $2.09 billion. Net revenue was driven by domestic gaming volume growth, solid hospitality improvement, and enhanced operational initiatives.

•
Enterprise-wide adjusted EBITDA improved $77 million, 14.1% to $622 million, or on a same-store basis improved $87 million, 16.6% to $612 million. Enterprise-wide adjusted EBITDA margins expanded 340 basis points, to 29.2%, or on a same-store basis improved 350 basis points to 29.3%. While GAAP operating income margins showed solid improvement, the enterprise-wide adjusted EBITDA margins represent a third quarter record.

•
Refinanced Harrah’s Philadelphia debt in Q4 of 2017, which, subject to regulatory approval, is expected to reduce annual interest expense by an additional $20 million. On an enterprise-wide basis, our debt refinancing efforts will save approximately $290 million of annual interest payments.

“Revenue growth accelerated in the third quarter, led by a 10.4% improvement in Caesars Palace gaming revenue,” said Mark Frissora, President and Chief Executive Officer. “Despite $10-15 million of unfavorable year-over-year hold, our GAAP operating income and enterprise-wide adjusted EBITDA margins improved to 8.7% and 29.2%, respectively, supported by increased gaming volume across our domestic properties, solid hospitality performance, and improved labor productivity.

“We were also pleased to have completed the restructuring of CEOC and merger with CAC on October 6, simplifying our business and allowing us to turn our full attention to our growth initiatives,” Mr. Frissora added. “Our future appears bright with a much improved balance sheet, approximately $2 billion in cash, and strong free cash flow. We are well positioned to continue to invest in our core business and pursue a more diversified growth strategy.”
Summary Financial Data

The results of CEOC and its subsidiaries were not consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the "Debtors") voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on January 15, 2015. In January 2017, the U.S. Bankruptcy Court for the Northern District of Illinois approved CEOC's Plan of Reorganization. On October 6, CEC announced the completion of its merger with Caesars Acquisition Company and the conclusion of the restructuring of CEOC and its debtor subsidiaries. Horseshoe Baltimore operations were deconsolidated from CEC results effective August 31, 2017. As a result, the current year does not include a fully comparable operating period to the prior year.”Same Store” references in our discussion of results excludes Horseshoe Baltimore for analytical purposes.

Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

	Three Months Ended September 30,						CEC Same-store
	2017			2016			Change
(Dollars in millions, except per share data)	CEC	Baltimore (2)	CEC Same-store	CEC	Baltimore (2)	CEC Same-store	$	%
Casino revenues	$531	$45	$486	$542	$77	$465	$21	4.5%
Net revenues	986	47	939	986	81	905	34	3.8%
Income/(loss) from operations	86	5	81	(44)	12	(56)	137	*
Restructuring of CEOC and other	(446)	(13)	(433)	(3,070)	1	(3,071)	2,638	85.9%
Loss from continuing operations, net of income taxes	(460)	(11)	(449)	(3,288)	5	(3,293)	2,844	86.4%
Discontinued operations, net of income taxes	—	—	—	3,293	—	3,293	(3,293)	(100.0)%
Net income/(loss)	(460)	(11)	(449)	5	5	—	(449)	(100.0)%
Net loss attributable to Caesars	(468)	(5)	(463)	(643)	2	(645)	182	28.2%
Basic and diluted loss per share	(3.14)	—	(3.14)	(4.38)	—	(4.38)	1.24	28.3%
Property EBITDA (1)	311	10	301	287	19	268	33	12.3%
Adjusted EBITDA (1)	303	10	293	269	20	249	44	17.7%
Adjusted EBITDA Margin (1)	30.7%	21.3%	31.2%	27.3%	24.7%	27.5%	--	--

	Nine Months Ended September 30,						CEC Same-store
	2017			2016			Change
(Dollars in millions, except per share data)	CEC	Baltimore (2)	CEC Same-store	CEC	Baltimore (2)	CEC Same-store	$	%
Casino revenues	$1,617	$178	$1,439	$1,633	$234	$1,399	40	2.9%
Net revenues	2,951	188	2,763	2,928	248	2,680	83	3.1%
Income from operations	401	18	383	155	31	124	259	*
Restructuring of CEOC and other	(2,319)	(13)	(2,306)	(5,333)	—	(5,333)	3,027	56.8%
Loss from continuing operations, net of income taxes	(2,410)	(13)	(2,397)	(5,663)	9	(5,672)	3,275	57.7%
Discontinued operations, net of income taxes	—	—	—	3,351	—	3,351	(3,351)	(100.0)%
Net income/(loss)	(2,410)	(13)	(2,397)	(2,312)	9	(2,321)	(76)	(3.3)%
Net loss attributable to Caesars	(2,456)	(6)	(2,450)	(3,028)	4	(3,032)	582	19.2%
Basic and diluted loss per share	(16.54)	—	(16.54)	(20.74)	—	(20.74)	4.20	20.3%
Property EBITDA (1)	912	38	874	867	53	814	60	7.4%
Adjusted EBITDA (1)	866	39	827	820	55	765	62	8.1%
Adjusted EBITDA Margin (1)	29.3%	20.7%	29.9%	28.0%	22.2%	28.5%	--	--
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.

Third Quarter of 2017 Financial Results

We view each casino property as an operating segment and through the third quarter aggregated all such casino properties into two reportable segments, which aligns with their ownership and underlying credit structures: Caesars Entertainment Resort Properties ("CERP") and Caesars Growth Partners, LLC ("CGP"). In the fourth quarter, our reporting segments will shift to operationally-focused regional segments, which is consistent with how we now manage the business. On September 23, 2016, CIE sold its social and mobile games business ("SMG Business") while retaining its World Series of Poker ("WSOP") and regulated online real money gaming businesses. The SMG Business represented the majority of CIE's operations and is being classified as a discontinued operation for all periods presented.

Segment results in this release are presented consistently with the way Caesars management assessed these results and allocated resources through the third quarter of 2017, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their stand-alone filings. "Other" includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results. All comparisons are to the same period of the previous year.
Net Revenues

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$582	$569	2.3%	$1,698	$1,659	2.4%
CGP	409	422	(3.1)%	1,265	1,283	(1.4)%
Other (3)	(5)	(5)	—%	(12)	(14)	14.3%
Consolidated	$986	$986	—%	$2,951	$2,928	0.8%

Income/(Loss) from Operations

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$83	$104	(20.2)%	$311	$293	6.1%
CGP	31	(109)	*	149	(22)	*
Other (3)	(28)	(39)	28.2%	(59)	(116)	49.1%
Consolidated	$86	$(44)	*	$401	$155	158.7%
Net Income/(Loss)

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$5	$6	(16.7)%	$26	$(2)	*
CGP	20	3,864	(99.5)%	48	3,914	(98.8)%
Other (3)	(485)	(3,865)	87.5%	(2,484)	(6,224)	60.1%
Consolidated	$(460)	$5	*	$(2,410)	$(2,312)	(4.2)%
Property EBITDA

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$196	$178	10.1%	$559	$526	6.3%
CGP	112	106	5.7%	350	337	3.9%
Other (3)	3	3	—%	3	4	(25.0)%
Consolidated	$311	$287	8.4%	$912	$867	5.2%

Adjusted EBITDA

	Three Months Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2017	2016		2017	2016
CERP	$194	$170	14.1%	$543	$507	7.1%
CGP	110	100	10.0%	339	323	5.0%
Other (3)	(1)	(1)	—%	(16)	(10)	(60.0)%
Consolidated	$303	$269	12.6%	$866	$820	5.6%
____________________
See “Footnotes to Tables” in the section “Cash and Available Revolver Capacity” later in this release.

CEC
Net revenues were flat year-over-year at $1.0 billion following the deconsolidation of the Horseshoe Baltimore results in August of 2017. On a same-store basis, CEC net revenues improved 3.8% to $939 million. The uplift was driven by an $20 million increase in same-store slot revenue, $8 million of additional room revenue on recently renovated room product, and $10 million of incremental revenue from operational revenue initiatives. Income from operations improved $130 million to $86 million in the third quarter of 2017, primarily due to one-time, accelerated stock-based compensation expenses of $145 million on the CIE entity in the prior year related to the sale of the SMG business. Net loss, before including the effect of non-controlling interest, was $0.5 billion. The loss was driven by an adjustment to CEC’s estimate of the amount it paid upon emergence to support the restructuring of CEOC. Property and adjusted EBITDA improved to $311 million and $303 million, respectively in the third quarter of 2017. On a same-store basis, property EBITDA improved $33 million, or 12.3% largely on improved revenue. Same-store adjusted EBITDA climbed $44 million, or 17.7% in the third quarter of 2017, benefiting additionally from reductions in recurring corporate expenses.

CERP

CERP owns six casinos in the United States and The LINQ promenade, along with leasing Octavius Tower at Caesars Palace Las Vegas to CEOC and gaming space at The LINQ promenade to CGP.

Net revenue improved 2.3% to $582 million in the third quarter of 2017. The $13 million of additional revenue was generated by $14 million of gaming volume growth while improvements in hotel and food and beverage revenues increased $6 million, all slightly offset by a $6 million reduction in table games revenue resulting from unfavorable hold.
Income from operations fell $21 million to $83 million, due to $23 million of accelerated depreciation at the Flamingo and Harrah’s Las Vegas for renovation projects underway. Net income declined $1 million, to $5 million, driven by accelerated depreciation, partially offset by interest savings on repriced debt. Adjusted EBITDA increased 14.1% to $194 million, supported by strong revenue growth and reductions in operating expenses. Hold was not estimated to have an effect on operating income in the quarter relative to expectation. Hold was unfavorable against prior year in an estimated range between $5 million and $10 million.
CGP

CGP owns six casinos in the United States, primarily in Las Vegas, as well as CIE. CIE owns and operates regulated online real money gaming and the WSOP tournaments and brand.

Net revenue was $409 million in the third quarter of 2017. On a same-store basis, which removes the recently deconsolidated Horseshoe Baltimore results from both years, CGP revenues improved 6.2%, or $21 million. The improvement was driven by a 8.9% improvement in slot revenue. Cash ADR improved 3.3% year over year, primarily due to renovations at Planet Hollywood.

CGP generated $31 million of income from operations and $20 million of net income. On a same-store basis, which removes the recently deconsolidated Horseshoe Baltimore property, as well as CIE for both years, income from operations fell $19 million and net income fell $10 million. Accelerated depreciation of $21 million for the Bally’s Indigo Tower renovation project as well as a one-time NV Energy exit fee of $10 million drove the decline. Year-over-year interest expense savings of $9 million primarily from repricing CGPH’s debt partially offset the reduced year-over-year impact on net income.

Hold was estimated to have an unfavorable effect on operating income relative to expected hold and a favorable effect of between zero and $5 million when compared with the prior year period.

CES

Caesars Enterprise Services ("CES") is a joint venture among CERP, CEOC, and a subsidiary of CGP. CES provides certain corporate and administrative services to their casino properties. In addition, effective October 2014, most of the properties owned by CERP and CGP are managed by CES.

Cash and Available Revolver Capacity
As of September 30, 2017, CEC was primarily a holding company with no independent operations, employees, or material debt issuances of its own. CEC’s primary assets as of September 30, 2017 consisted of $122 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash included $92 million held by insurance captives. Each of the subsidiary entities comprising Caesars Entertainment's consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity's capital resources. Prior to the completion of the merger on October 6, CGP was a variable interest entity consolidated by Caesars Entertainment. It was controlled by its sole voting member, CAC. CAC was a managing member of CGP and therefore controlled all decisions regarding liquidity and capital resources of CGP.

	September 30, 2017
(In millions)	CERP	CGP	CES	Other (4)
Cash and cash equivalents	$336	$1,026	$31	$122
Revolver capacity	270	150	—	—
Revolver capacity drawn or committed to letters of credit	—	—	—	—
Total Liquidity	$606	$1,176	$31	$122

Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this release for a reconciliation of Property EBITDA and Adjusted EBITDA.

(2)	Baltimore includes eliminations of intercompany transactions.

(3)	Other includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

(4)	Other reflects CEC and its direct subsidiaries other than CERP and CGP.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:30 p.m. Pacific Time Wednesday, November 1, 2017, to discuss its third quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation. The call will be accessible in the Investor Relations section of www.caesars.com. Participants should dial (877) 637-3723 or (832) 412-1752 for international callers, and enter Conference ID 1625681 approximately 10 minutes before the call start time. A recording of the live call will be available on the company's web site for 90 days after the event.
Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

About Caesars Entertainment Corporation

Caesars Entertainment is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company.  Caesars Entertainment is mainly comprised of the following three entities: the wholly owned operating subsidiaries CEOC, LLC, Caesars Entertainment Resort Properties, LLC and Caesars Growth Partners, LLC. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries.  Caesars Entertainment's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names.  Caesars Entertainment's portfolio also includes the Caesars Entertainment UK family of casinos.  Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.  Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment.  For more information, please visit www.caesars.com.
CEOC emerged from bankruptcy, and CEC and CAC merged, on October 6, 2017. Third quarter CEC results do not include CEOC or CAC. This press release at times refers to system-wide trends and dynamics during the third quarter, inclusive of CEOC and its subsidiaries. In the discussion in this release, the word "CEC" refers to Caesars Entertainment Corporation without its consolidated entities, and the words "Company," "Caesars," "Caesars Entertainment,” "we," and "our" refer to Caesars Entertainment Corporation and its consolidated entities, and not CEOC unless otherwise stated or the context requires otherwise.

Forward Looking Information

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, they include statements relating to, among other things, Caesars Entertainment's plans, strategies and opportunities following the restructuring of CEOC, Caesars Entertainments' expected market capitalization and certain refinancing transactions.   You can identify these statements by the fact that they do not relate strictly to historical or current facts. Further, these statements contain words such as "will," "may," "expect," "positioned," "future," "appears," or "pursue," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment's reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•	the impact of our new operating structure post-emergence;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the financial results of our consolidated businesses;

•	the impact of our substantial indebtedness and lease obligations and the restrictions in our debt and lease agreements;

•	access to available and reasonable financing on a timely basis, including the ability of Caesars Entertainment to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in the extensive governmental regulations to which we are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, (including the impact of the recent mass shooting in Las Vegas on tourism), severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	the effects of environmental and structural building conditions relating to our properties;

•	a disruption, failure or breach of our network, information systems or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee and customer data;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multiemployer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  Caesars Entertainment disclaims any obligation to update the forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2017	2016	2017	2016
Revenues
Casino	$531	$542	$1,617	$1,633
Food and beverage	198	198	591	599
Rooms	245	237	726	701
Other	150	140	428	398
Less: casino promotional allowances	(138)	(131)	(411)	(403)
Net revenues	986	986	2,951	2,928
Operating expenses
Direct
Casino	265	276	828	840
Food and beverage	97	99	286	292
Rooms	66	67	193	189
Property, general, administrative, and other	247	402	732	928
Depreciation and amortization	150	112	348	327
Corporate expense	39	39	112	120
Other operating costs	36	35	51	77
Total operating expenses	900	1,030	2,550	2,773
Income/(loss) from operations	86	(44)	401	155
Interest expense	(120)	(147)	(409)	(448)
Restructuring of CEOC and other	(446)	(3,070)	(2,319)	(5,333)
Loss from continuing operations before income taxes	(480)	(3,261)	(2,327)	(5,626)
Income tax benefit/(provision)	20	(27)	(83)	(37)
Loss from continuing operations, net of income taxes	(460)	(3,288)	(2,410)	(5,663)
Discontinued operations, net of income taxes	—	3,293	—	3,351
Net income/(loss)	(460)	5	(2,410)	(2,312)
Net income attributable to noncontrolling interests	(8)	(648)	(46)	(716)
Net loss attributable to Caesars	$(468)	$(643)	$(2,456)	$(3,028)

Loss per share - basic and diluted
Basic and diluted loss per share from continuing operations	$(3.14)	$(26.80)	$(16.54)	$(43.70)
Basic and diluted earnings per share from discontinued operations	—	22.42	—	22.96
Basic and diluted loss per share	$(3.14)	$(4.38)	$(16.54)	$(20.74)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)

(In millions)	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,515	$1,513
Restricted cash	2,798	3,113
Other current assets	425	362
Total current assets	4,738	4,988
Property and equipment, net	7,123	7,446
Goodwill and other intangible assets	1,970	2,041
Restricted cash	101	5
Other long-term assets	421	414
Total assets	$14,353	$14,894

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued restructuring and support expenses	$8,776	$6,601
Current portion of long-term debt	39	89
Other current liabilities	1,022	1,058
Total current liabilities	9,837	7,748
Long-term debt	6,438	6,749
Other long-term liabilities	1,893	1,815
Total liabilities	18,168	16,312
Total Caesars stockholders’ deficit	(5,617)	(3,177)
Noncontrolling interests	1,802	1,759
Total stockholders’ deficit	(3,815)	(1,418)
Total liabilities and stockholders’ deficit	$14,353	$14,894

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2017	2016
Cash flows provided by operating activities	$283	$454
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(245)	(147)
Deconsolidation of CRBH	(57)	—
Return of investment from discontinued operations	—	132
Contributions to discontinued operations	—	(144)
Proceeds from the sale and maturity of investments	28	38
Payments to acquire investments	(21)	(15)
Other	—	(3)
Cash flows used in investing activities	(295)	(139)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	585	80
Debt issuance costs and fees	(19)	—
Repayments of long-term debt and revolving credit facilities	(673)	(255)
Repurchase of CIE shares	—	(609)
Distribution of CIE sale proceeds	(63)	(487)
Distributions to noncontrolling interest owners	(30)	(21)
Other	(5)	7
Cash flows used in financing activities	(205)	(1,285)
Cash flows from discontinued operations
Cash flows from operating activities	—	157
Cash flows from investing activities	—	4,384
Cash flows from financing activities	—	12
Net cash from discontinued operations	—	4,553

Change in cash, cash equivalents, and restricted cash classified as held for sale	—	111

Net increase/(decrease) in cash, cash equivalents, and restricted cash	(217)	3,694
Cash, cash equivalents, and restricted cash, beginning of period	4,631	1,394
Cash, cash equivalents, and restricted cash, end of period	$4,414	$5,088

Supplemental Cash Flow Information:
Cash paid for interest	$319	$363
Cash paid for income taxes	—	65
Non-cash investing and financing activities:
Change in accrued capital expenditures	2	1

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business, we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.
In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP”). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
“Adjusted EBITDA” is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company. Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to Property EBITDA and Adjusted EBITDA for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
(In millions)	CERP	CGP	Other (f)	CEC	CERP	CGP	Other (f)	CEC
Net income/(loss) attributable to company	$5	$26	$(499)	$(468)	$6	$3,897	$(4,546)	$(643)
Net income/(loss) attributable to noncontrolling interests	—	(6)	14	8	—	(33)	681	648
Net income from discontinued operations	—	—	—	—	—	(4,019)	726	(3,293)
Income tax (benefit)/provision	(5)	—	(15)	(20)	—	(2)	29	27
Restructuring of CEOC and other (a)	(1)	(25)	472	446	(1)	(1)	3,072	3,070
Interest expense	84	36	—	120	99	49	(1)	147
Income/(loss) from operations	83	31	(28)	86	104	(109)	(39)	(44)
Depreciation and amortization	86	64	—	150	63	48	1	112
Other operating costs (b)	16	10	10	36	—	16	19	35
Corporate expense	11	7	21	39	11	6	22	39
CIE stock-based compensation	—	—	—	—	—	145	—	145
Property EBITDA	196	112	3	311	178	106	3	287
Corporate expense	(11)	(7)	(21)	(39)	(11)	(6)	(22)	(39)
Stock-based compensation expense (c)	1	1	5	7	2	—	6	8
Other items (d)	8	4	12	24	1	—	12	13
Adjusted EBITDA	$194	$110	$(1)	$303	$170	$100	$(1)	$269

Net Revenues	$582	$409	$(5)	$986	$569	$422	$(5)	$986
Adjusted EBITDA Margin (e)	33.3%	26.9%	20.0%	30.7%	29.9%	23.7%	20.0%	27.3%

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
(In millions)	CERP	CGP	Other (f)	CEC	CERP	CGP	Other (f)	CEC
Net income/(loss) attributable to company	$26	$55	$(2,537)	$(2,456)	$(2)	$3,940	$(6,966)	$(3,028)
Net income/(loss) attributable to noncontrolling interests	—	(7)	53	46	—	(26)	742	716
Net income from discontinued operations	—	—	—	—	—	(4,077)	726	(3,351)
Income tax (benefit)/provision	11	—	72	83	(2)	(6)	45	37
Restructuring of CEOC and other (a)	1	(30)	2,348	2,319	—	(2)	5,335	5,333
Interest expense	273	131	5	409	297	149	2	448
Income/(loss) from operations	311	149	(59)	401	293	(22)	(116)	155
Depreciation and amortization	196	152	—	348	196	131	—	327
Other operating costs (b)	18	26	7	51	5	19	53	77
Corporate expense	34	23	55	112	32	21	67	120
CIE stock-based compensation	—	—	—	—	—	188	—	188
Property EBITDA	559	350	3	912	526	337	4	867
Corporate expense	(34)	(23)	(55)	(112)	(32)	(21)	(67)	(120)
Stock-based compensation expense (c)	5	3	14	22	7	4	21	32
Other items (d)	13	9	22	44	6	3	32	41
Adjusted EBITDA	$543	$339	$(16)	$866	$507	$323	$(10)	$820

Net Revenues	$1,698	$1,265	$(12)	$2,951	$1,659	$1,283	$(14)	$2,928
Adjusted EBITDA Margin (e)	32.0%	26.8%	133.3%	29.3%	30.6%	25.2%	71.4%	28.0%
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(a)	Primarily represents CEC’s estimated costs in connection with the restructuring of CEOC.

(b)
Amounts primarily represent costs incurred in connection with property openings and expansion projects at existing properties, costs associated with the development activities and reorganization activities, and/or recoveries associated with such items.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent add-backs and deductions from EBITDA permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(e)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues.

(f)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
ENTERPRISE WIDE INFORMATION

We are also providing certain supplemental information as if we had continued to consolidate CEOC throughout the third quarter of 2017. This information includes both stand-alone CEOC financials and key metrics for the third quarter of 2017, and certain financial information for CEC as if CEOC remained a consolidated entity during the quarter. This information may be different from CEOC’s standalone results separately provided due to immaterial adjustments, rounding, and basis of presentation differences. CEC committed a material amount of payments to support CEOC’s restructuring, which resulted in the reacquisition of CEOC’s operations when CEOC emerged from bankruptcy on October 6, 2017. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the entire “Caesars” enterprise, including CEOC and consistent with the management services provided across the system’s properties.

As a result of the deconsolidation of CEOC, CEC generated no direct economic benefits from CEOC’s results. This supplemental information is non-GAAP. It is not preferable to GAAP results but is used by management as an analytical tool to assess the results of all properties owned, managed or branded by a Caesars entity, regardless of consolidation. Additionally, the results are not necessarily indicative of future performance.

	Three Months Ended September 30,										Enterprise Wide Same-store
	2017					2016					Change
(Dollars in millions)	CEC	CEOC	Enterprise Wide (a)	Less: Baltimore	Enterprise Wide Same-store (b)	CEC	CEOC	Enterprise Wide (a)	Less: Baltimore	Enterprise Wide Same-store (b)	$	%
Net revenues	$986	$1,175	$2,132	$48	$2,086	$986	$1,166	$2,113	$82	$2,033	$53	2.6%
Adjusted EBITDA	303	320	622	10	612	269	277	545	20	525	87	16.6%
Adjusted EBITDA Margin	30.7%	27.2%	29.2%	20.8%	29.3%	27.3%	23.8%	25.8%	24.4%	25.8%	--	--
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(a)	Enterprise wide includes eliminations and other adjustments totaling ($29) million and ($39) million for the 2017 and 2016 periods, respectively.

(b)	Enterprise wide same- store includes eliminations and other adjustments of $2 million for both periods.